Exhibit 4.2

STOCK PURCHASE AGREEMENT

TiVo Inc.
2160 Gold Street
Alviso, CA 95002
USA

Ladies & Gentlemen:

The undersigned, British Sky Broadcasting Limited, a company organized and existing under the laws of the United Kingdom (the “Investor”), hereby confirms its agreement with you as follows:

1.  This Stock Purchase Agreement (this “Agreement”) is made as of July 1, 2002 between TiVo Inc., a Delaware corporation (the “Company”), and the Investor.

2.  The Company has authorized the sale and issuance of 633,072 shares (the “Shares”) of Common Stock, $.001 par value per share (the “Common Stock”) of the Company, to the Investor in a private placement.

3.  Pursuant to the letter agreement between the Company and the Investor dated April 29, 2002 (the “Letter Agreement”), amending certain provisions of the Strategic Alliance Agreement dated August 30, 2000 between the Company and the Investor, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. The issuance and sale of the Shares hereby shall be in satisfaction of the Company’s obligation to issue shares of its Common Stock equal in value to $2,500,000 pursuant to the Letter Agreement. Unless otherwise requested by the Investor, certificates representing the shares purchased by the Investor will be registered in the Investor’s name and address as set forth below.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

BRITISH SKY BROADCASTING LIMITED, as “Investor”

By:	/s/ MARTIN STEWART
Print Name: Title:	Martin Stewart Chief Financial Officer

Address: Grant Way Isleworth Middlesex TW7 5QD United Kingdom Contact name: Telephone:

AGREED AND ACCEPTED: TIVO INC.

/s/ MATTHEW ZINN
By: Title:	Matthew Zinn Vice President and General Counsel

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1.  Authorization and Sale of the Shares.    The Company has authorized the sale of the Shares subject to the terms and conditions of this Agreement.

2.  Agreement to Sell and Purchase the Shares; Subscription Date.    At the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the Shares in satisfaction of the Company’s obligation pursuant to the Letter Agreement.

3.  Delivery of the Shares at Closing.    The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of Latham & Watkins, 505 Montgomery Street, San Francisco, California 94111 on July 1, 2002 (the “Closing Date”).

Promptly after the Closing, the Company shall deliver to the Investor one or more stock certificates registered in the name of the Investor, representing the Shares and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereof and Rule 506 thereunder. The Company’s obligation to complete the purchase and sale of the Shares to the Investor at the Closing shall be subject to the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing. The Investor’s obligation to accept delivery of such stock certificate(s) shall be subject to the condition that the representations and warranties made by the Company herein are accurate and that the Company has fulfilled all undertakings to be fulfilled prior to the Closing.

4.  Representations, Warranties and Covenants of the Company.    Except as otherwise described in the Company’s quarterly and annual reports on Forms 10-Q and 10-K, in the Company’s definitive proxy statement on Form 14A and in the Company’s current reports on Form 8-K as filed by the Company with the Securities and Exchange Commission (the “SEC”) in fiscal year 2002 (the “SEC Documents”), which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to, and covenants with, the Investor, as follows:

4.1  Organization.    The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the business, financial condition, properties or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

4.2  Due Authorization.    The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly authorized and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by the Investor) constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and (iii) as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3  Non–Contravention.    The execution and delivery of this Agreement, the issuance and sale of the Shares to be sold by the Company under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the charter, by–laws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement and the valid issuance and sale of the Shares, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws.

4.4  Capitalization.    Except for any shares, options, or shares issuable upon exercise of options issued pursuant to employee benefit plans disclosed in the SEC Documents, the capitalization of the Company is as described in the SEC Documents. The Shares have been duly authorized, and when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents or as disclosed on Schedule 4.4 hereof, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Except as disclosed in the SEC Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party. Notwithstanding the foregoing, the Company may in the future issue and/or register with the SEC securities, including additional shares of Common Stock, as opportunities arise or the Company deems appropriate.

4.5  Legal Proceedings.    There is no material legal or governmental proceeding pending to which the Company is a party or of which the business or property of the Company is subject that is not disclosed in the Company’s SEC Documents.

4.6  No Violations.    The Company is not in violation of its charter, bylaws or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably likely to have a Material Adverse Effect.

4.7  Governmental Permits, Etc.    The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted except where the failure to currently possess such franchises, licenses, certificates and other authorizations could not reasonably be expected to have a Material Adverse Effect.

4.8  Intellectual Property.    (i) The Company owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know–how, trademarks, service marks, trade names, copyrights or other information (collectively, “Intellectual Property”) which are necessary to conduct its businesses as now or as proposed to be conducted by it as described in the SEC Documents, except where the failure to currently own or possess would not have a Material Adverse Effect, (ii) the Company has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect, and (iii) to the Company’s knowledge, none of the patent rights owned or licensed by the Company are unenforceable or invalid.

4.9  Financial Statements.    The financial statements of the Company and the related notes contained in the SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year–end audit adjustments. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in the SEC Documents and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

4.10  No Material Adverse Change.    Since April 30, 2002, there has not been any loss or damage (whether or not insured) to the physical property of the Company which has been sustained which has a Material Adverse Effect.

4.11  NASDAQ Compliance.    The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market (the “Nasdaq Stock Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

4.12  Foreign Corrupt Practices.    Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any person acting on its behalf and of which the Company is aware in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.13  No Manipulation of Stock.    The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

4.14  Securities Law Compliance.    Assuming the accuracy of the representations and warranties of the Investor in this Agreement, it is not necessary to register the issuance of the Shares to the Investor under the Securities Act. Neither the Company nor anyone acting on its behalf has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security of the Company which is or could be integrated with the sale of the Shares with the result that an exemption from registration under the Securities Act for the issuance of the Shares to the Investor hereunder would be unavailable or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. The Company shall comply with all applicable laws, including the Securities Act, and any applicable state securities laws in connection with the offer and sale of the Shares.

4.15  Accountants.    Arthur Andersen LLP, which has expressed its opinion with respect to the financial statements set forth in the Company’s Annual Report on Form 10-K, were, as of the date of such opinion, independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”).

4.16  Contracts.    The contracts described in the SEC Documents or attached as exhibits thereto that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts which breach or default would have a Material Adverse Effect.

4.17  Taxes.    The Company has filed all necessary federal, state and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which could reasonably be expected to have a Material Adverse Effect.

4.18  Investment Company.    The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.19  Insurance.    The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, all of which insurance is in full force and effect.

4.20  Reporting Status.    The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the SEC’s requirements as of their respective filing dates, and the information contained therein as of the respective dates thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under where they were made, not misleading:

(a)  The Company’s annual report on Form 10–K for the year ended January 31, 2002, filed on April 3, 2002 (including the items incorporated by reference therein from the Company’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed pursuant to Section 14(a) of the Exchange Act on May 30, 2002, as amended by an Amendment No. 1 thereto filed on June 25, 2002);

(b)  The Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2002, filed on June 14, 2002; and

(c)  The Company’s current reports on Form 8–K, filed on February 13, 2002, February 14, 2002, February 22, 2002, March 13, 2002, May 1, 2002, May 15, 2002 (as amended by a Form 8-K/A filed on June 10, 2002), May 31, 2002, 2002 and June 7, 2002.

4.21  Listing.    The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance and listing of the Shares on the Nasdaq Stock Market.

4.22  Transfer Taxes.    On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the issuance of the Shares to the Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

4.23  No Trigger of Anti-Dilution Provisions.    None of the execution, delivery or performance of this Agreement by the Company will trigger any antidilution adjustment with respect to the exercise or conversion price of any securities of the Company outstanding as of the date hereof.

5.  Representations and Warranties of the Investor.

5.1  The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor has reviewed the Company’s public filings with the SEC; (ii) the Investor has had an opportunity to ask the Company’s representatives questions regarding the offering and receive answers from the Company; (iii) the

Investor has been afforded an opportunity to request from the Company, and to review, all additional information the Investor considered to be necessary to make an informed investment decision with respect to the Shares; (iv) the Investor is an institutional “accredited investor” (as defined in Rule 501(a) (1), (2), (3), or (7) of Regulation D under the Securities Act), a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and the Investor is also knowledgeable, sophisticated and experienced in making and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by comparable companies; (v) by reason of the Investor’s business or financial experience, the Investor is capable of evaluating the merits and risks of an investment in the Shares and of protecting the Investor’s own interests in connection with the transaction; (vi) the Investor has adequate means to provide for the Investor’s financial needs with no expectation of a return on the Investor’s investment, including a complete loss of the investment; (vii) the Investor understands that the Shares have not been registered under the Securities Act and may not be resold unless they are so registered or unless an exemption from registration is available; (viii) the Investor is acquiring the Shares for the Investor’s own account, for investment only and not with a view toward their distribution within the meaning of the Securities Act; (ix) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder. The Investor understands that its acquisition of the Shares has not been registered under the Securities Act, or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein.

5.2  The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investor herein may be legally unenforceable.

6.  Covenants of the Investor.

6.1  The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of this Agreement, including Section 8.2 hereof, and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied, and the Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith.

6.2  The Investor will not, prior to the effectiveness of the Registration Statement, except pursuant to a valid exemption from registration and in compliance with Section 8.2(a)(i) of this Agreement, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), the Shares, nor will the Investor engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Shares by the Investor or any other person or entity. Such prohibited hedging or other transactions would include without limitation effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Shares or with respect to any security (other than a broad–based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company.

6.3  The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

6.4  The Investor acknowledges and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of Shares in any jurisdiction outside the United States where action for that purpose is required. The Investor will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

6.5  The Investor acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Shares pursuant to the Registration Statement. The Investor agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

7.  Survival of Representations, Warranties and Agreements.    Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

8.  Registration of the Shares; Compliance with the Securities Act.

8.1  Registration Procedures and Expenses.    The Company shall:

(a)  subject to receipt of written confirmation by the Investor of the number of shares of the Company’s Common Stock owned by the Investor other than the Shares and a description of any material relationship, or confirmation of the absence of such material relationship, of the type described in Item 507 of Regulation S-K under the Securities Act, prepare and file with the SEC on or before July 8, 2002, a registration statement on Form S-3 or other form of registration statement which the Company is eligible to use (the “Registration Statement”) to enable the resale of the Shares by the Investor from time to time through the automated quotation system of the Nasdaq National Market or in privately–negotiated transactions;

(b)  use its best efforts, subject to confirmation of the information from the Investor described in Section 8.1(a) above, as well as the provision by the Investor of any other information requested by the SEC in connection with any review of the Registration Statement by the SEC, to (i) have the Registration Statement be declared effective by the SEC no later than August 30, 2002 (or October 30, 2002 in the event the SEC reviews the Registration Statement), and (ii) subject to Section 8.2, maintain the effectiveness of the Registration Statement until such time as all the Shares have been sold pursuant to a registration statement or may be sold pursuant to Rule 144(k) under the Securities Act;

(c)  if the Registration Statement has not been declared effective by August 30, 2002 (or October 30, 2002 in the event the SEC reviews the Registration Statement), the Company shall repurchase from the Investor, and the Investor shall sell to the Company, the Shares for the sum of $2,500,000, together with interest calculated at 3% above the US Treasury REPO rate from July 1, 2002;

(d)  (i) ensure that, following the effectiveness of the Registration Statement, any of the Shares sold by the Investor pursuant to the Registration Statement shall be transferred as unrestricted Common Stock in the name of the purchaser within five (5) business days of notification to the Company by the Investor of any such sale, as set forth in Section 8.2(e), and (ii) indemnify the Investor in full against any and all losses arising from the failure of the Shares to be transferred as unrestricted Common Stock in the name of the purchaser within five (5) business days of notification to the Company by the Investor of any such sale provided that the Investor shall instruct its broker to follow normal business practices (which may include borrowing the Company’s Common Stock) to mitigate any such losses;

(e)  advise the Investor promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose;

(f)  ensure that (i) the Registration Statement and any amendment thereto and any prospectus forming part thereof (as amended or supplemented, including post-effective amendments thereto, and all material incorporated or deemed incorporated by reference therein, a “Prospectus”) complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) except as otherwise permitted by the terms of this Section 8, the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)  advise the Investor in writing when the Registration Statement and any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(h)  except as set forth in Section 8.5 hereof, bear all expenses incurred in connection with the performance of its obligations under this Section 8. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Investor shall bear all of its expenses in connection with its purchase and any subsequent sale of the Shares; and

(i)  notwithstanding anything in this Agreement to the contrary, the deadlines for filing and effectiveness of the Registration Statement contained in Sections 8.1(a)-(c) hereof shall be extended for a reasonable amount of additional time if necessary (i) to effect any permitted transfer of Shares and registration rights by the Investor to an affiliate and (ii) to revise or amend the Registration Statement or supplement the accompanying Prospectus accordingly (which revisions, amendments or supplements shall be subject to receipt by the Company of written confirmation of information regarding such affiliate transferee of the type described in Section 8.1(a) hereof),

8.2  Transfer of Shares After Registration; Suspension.

(a)  The Investor agrees that it will not effect any disposition of the Shares that would constitute a sale within the meaning of the Securities Act except (i) pursuant to a valid exemption from registration, provided that the Investor provides the Company with an opinion of the Investor’s counsel, which counsel and opinion shall both be satisfactory to the Company, and such other information and documentation as the Company shall reasonably request, or (ii) as contemplated in the Registration Statement and as described below, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.

(b)  Except in the event that paragraph (c) below applies, the Company shall (i) if deemed necessary by the Company, prepare and file from time to time with the SEC a post–effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investor copies of any documents filed pursuant to Section 8.2(b)(i); and (iii) use its commercially reasonable efforts to secure the effectiveness of any such post–effective amendment as promptly as practicable and will promptly notify the Investor pursuant to Section 8.2(b)(i) hereof when the amendment has become effective.

(c)  Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall deliver a certificate in writing to the Investor (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investor will refrain from selling any Shares pursuant to the Registration Statement (a “Suspension”) until the Investor’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. The Company will use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time. Except to the extent otherwise permitted by the terms of this Section 8, upon the occurrence of any event contemplated by clause (iv) above, the Company shall promptly prepare a post-effective amendment to the Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that as thereafter delivered to purchasers of the Shares covered thereby, the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. In the event of any Suspension due to any other reasons, the Company will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to the Investor.

(d)  Provided that a Suspension is not then in effect the Investor may sell Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Shares. Upon receipt of a request therefor, the Company has agreed to provide, without charge, at least one conformed copy of the Registration Statement and any post-effective amendments thereto (excluding any exhibits thereto), and an adequate number of current Prospectuses to the Investor and to supply copies to any other parties requiring such Prospectuses.

(e)  The Investor shall provide the Company with immediate notification (by e-mail and fax) of any sales of the Company’s Common Stock. Day 1 of the Company’s 5 business day obligation set forth in Section 8.1(d) shall be defined as one day prior to the day that the Investor fulfills the following obligations by 10:00 a.m. New York time: (i) cause the delivery to and receipt of a faxed copy of the stock certificate and irrevocable stock power (in the form of Exhibit A) by the transfer agent with copies to Latham & Watkins and the Company; (ii) cause the delivery to and receipt of a faxed copy of the signed instruction letter by the transfer agent, with copies to Latham & Watkins and the Company, requesting that the shares be transferred, providing the name, address and taxpayer’s identification number of the transferee, providing instructions for how the shares should be delivered to the transferee; and stating that the shares have been sold pursuant to the Prospectus contained in the Registration Statement and in the manner described under the caption “Plan of Distribution” in the Prospectus and that such sale complies with all applicable securities laws, including, without limitation, the prospectus delivery requirements of the Securities Act; (iii) cause the delivery to and receipt of a faxed copy of a letter from its broker to the transfer agent (in the form of Exhibit B), with copies to Latham & Watkins and the Company, confirming compliance with the Securities Act prospectus delivery requirements; and (iv) cause the delivery to and receipt by the transfer agent, with copies to Latham and the Company, of a faxed copy of resolutions of the Investor dated within 6 months signed by someone other than the signatory of the stock power stating that such signatory has the authority to sign the stock power; provided, however, that in the event that the Investor’s notification of any sale of the Company’s Common Stock occurs after 1:00 p.m. New York time on any given day, Day 1 shall be defined as the day that the Investor fulfills the aforementioned obligations by 10:00 a.m. New York time; provided further that the Investor shall cause the delivery to and receipt by the transfer agent of the following items by 12:00 noon New York time on Day 3 of the Company’s 5 business day obligation: (i) the original stock certificate and stock power with original medallion signature; (ii) the original signed instruction letter with original medallion signature, (iii) the original broker’s letter and (iv) a Secretary’s certificate of the Investor with original medallion signature, dated within six (6) months and signed by an officer other than the signatory of the stock power and instruction letter, certifying the accuracy, completeness and validity of attached copies of corporate resolutions of the Investor stating that such signatory has the authority to sign the stock power. The Company’s delivery obligations will be met either upon electronic transfer of the shares or, if the Investor and its broker require physical delivery of shares, upon the mailing of the share certificates.

(f)  Prior to any offering of Shares pursuant to the Registration Statement, the Company shall register or qualify or cooperate with the Investor and its counsel in connection with the registration or qualification of such Shares for offer and sale under the securities or blue sky laws of such jurisdictions of the United States as the Investor reasonably requests in writing as promptly as practicable prior to the effectiveness of the Registration Statement; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general or unlimited service of process or to taxation in any such jurisdiction where it is not then so subject.

8.3  Indemnification.    For the purpose of this Section 8.3:

(i)  the term “Registration Statement” shall include any final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 8.1; and

(ii)  the term “untrue statement” shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(a)  The Company agrees to indemnify and hold harmless the Investor, its directors, officers, employees, representatives and agents, and each person, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being sometimes referred to as an “indemnified party”), from and against any losses, claims, damages or liabilities to which they or any of them may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the breach by the Company of any of its representations, warranties and covenants contained in Section 4 of this Agreement, and the Company will reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in preparation of the Registration Statement or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor. The indemnity agreement contained in this Section 8.3(a) will be in addition to any liability which the Company may otherwise have.

(b)  The Investor agrees to indemnify and hold harmless the Company, its directors, officers, employees, representatives and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Investor, but only with reference to information relating to the Investor furnished to the Company in writing by or on behalf of the Investor for inclusion in the documents referred to in the foregoing indemnity. The indemnity agreement contained in this Section

8.3(b) will be in addition to any liability which the Investor may otherwise have. In no event shall the Investor, its directors, officers or any person who controls the Investor be liable or responsible for any amount in excess of the amount by which the total amount received by the Investor with respect to its sale of Shares pursuant to the Registration Statement exceeds (i) $2,500,000 and (ii) the amount of any damages that the Investor, its directors, officers, employees, representatives and agents or any person who controls the Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(c)  Promptly after receipt by an indemnified party under this Section 8.3 of notice of the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8.3, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to assume the defense of any such claim and to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party, and the indemnified party reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party did not employ counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall indemnify and hold harmless the indemnified party from and against all losses, claims, damages and liabilities by reason of any settlement of any action (i) effected with its written consent or (ii) effected without its written consent if the settlement is entered into more than twenty Business Days after the indemnifying party shall have received a request from the indemnified party for reimbursement for the fees and expenses of counsel (in any case where such fees and expenses are at the expense of the indemnifying party) and, prior to the date of such settlement, the indemnifying party shall have failed to comply with such reimbursement request. Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by the immediately preceding sentence effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent that it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case, prior to the date of settlement. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding for which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)  In the event that the indemnity provided in paragraph (a) or (b) of this Section 8.3 is unavailable or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall to the extent permitted by law have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities

(including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the indemnifying party, on the one hand, or by the indemnified party, on the other hand. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8.3, each person who controls the Investor within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, representative and agent of the Investor shall have the same rights to contribution as the Investor, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each director, officer, employee, representative and agent of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

(e)  The provisions of this Section 8.3 shall remain in full force and effect, regardless of any investigation made by or on behalf of the Investor or the Company or any of the officers, directors or controlling persons referred to in Section 8.3 hereof, and will survive the sale by the Investor of the Shares.

8.4  Termination of Conditions and Obligations.    The conditions precedent imposed by Section 6 or this Section 8 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares when such Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Shares or at such time as an opinion of counsel, which counsel and opinion shall both be satisfactory to the Company, shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

8.5  Transfers to Affiliates of the Investor.    Provided that the Investor complies with the provisions of this Agreement, including Section 6.1 and Section 8.2(a) hereof, in the event that the Investor sells, transfers or assigns the Shares to an affiliate of the Investor (as defined in Rule 501(b) under the Securities Act) and such affiliate acknowledges in writing that it is bound by and subject to the provisions hereof, the provisions of this Section 8 shall inure to the benefit of, and be binding upon, such affiliate of the Investor. The Company hereby agrees to extend the benefits of the provisions of this Section 8 to any such affiliate transferee and such affiliate transferee may specifically enforce the provisions of this Section 8 as if an original party hereto. The provisions of this Section 8 shall otherwise not inure to the benefit of, or be binding upon, any other purchaser, transferee or assignee of the Shares. Notwithstanding anything in this Agreement to the contrary, the Investor shall bear all expenses (including reasonable fees and disbursements of counsel to the Company) incurred in connection with any sale, transfer or assignment of any Shares to an affiliate of the Investor not made under the Registration Statement, including all costs in connection with the preparation and filing of any Prospectus supplements or post-effective amendments to the Registration Statement required to permit sales of Shares by such affiliate under the Registration Statement.

9.  Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first–class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first–class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows or to such other address or addresses as may have been furnished to the Investor in writing:

(a)  if to the Company, to:

TiVo Inc.
2160 Gold Street
Alviso, California 95002
USA
Attn: Chief Financial Officer
Attn: General Counsel
Phone: (408) 519–9119
Telecopy: (408) 519–5333

(b)  with a copy mailed to:

Latham & Watkins
505 Montgomery Street, Suite 1900
Attn: Laura L. Gabriel
Attn: Keith Benson
Phone: (415) 391–0600
Telecopy: (415) 395–8095

(c)  if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

10.  Changes.    This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

11.  Headings.    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

12.  Severability.    In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.  Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

14.  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Exhibit A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does (do) hereby sell, assign and transfer to

Social Security or Taxpayer’s Identification NB

                         shares of                          common stock represented by Certificate(s) No(s)                          inclusive, standing in the name of the undersigned on the books of said Company.

Please complete, if applicable

The undersigned does (do) hereby irrevocably constitute and appoint                          attorney to transfer the said stock, as the case may be, on the books of said Company, with full power of substitution in the premises.

Dated	X

IMPORTANT—READ CAREFULLY

The signature(s) to this Power must correspond with the name(s) as written upon the face of the certificate(s) or bond(s) in every particular without alteration or enlargement or any change whatever. Medallion Signature guarantee should be made by a member or member organization of the New York Stock Exchange, members of other Exchanges having signatures on file with transfer agent or by a commercial bank or trust company having its principal office or correspondent in the City of New York.

Exhibit B

                     , 200

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55057
USA
Attention: Corbin B. Connell

Re: Sale of Shares of TiVo Inc.

Dear :

Please be advised that we sold              shares of TiVo Inc., common stock, on (see below), for British Sky Broadcasting Limited pursuant to the resale Registration Statement on Form S–3 (Registration No. 333–          ). The prospectus delivery requirements as required by the Securities and Exchange Commission, have been met at the time of sale.

We request that you contact the transfer agent with instructions to transfer the securities free of all restrictions as soon as possible and forward a copy of your instructions to the undersigned. Should you have any questions regarding this matter, please contact the undersigned.

Thank you for your assistance in this matter.

Very truly yours,

By:
[Broker]

Cc:	TiVo Inc.
2160 Gold Street
Alviso, CA 95002
USA
Attention: Chief Financial Officer
Attention: General Counsel
Latham & Watkins
505 Montgomery Street, Suite 1900
San Francisco, CA 94111
USA
Attention: Laura L. Gabriel, Esq.
Attention: Keith Benson, Esq.

Trade Dates:

Schedule 4.4

On July 2, 2002, the Company issued 379,843 shares of Common Stock to Thomson Multimedia S.A. pursuant to a Stock Purchase Agreement, dated as of July 1, 2002, between the Company and Thomson Multimedia S.A.